UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earlier event reported): April 8, 2005

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado	80202-1557
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 8, 2005, Rentech, Inc. entered into a Securities Purchase Agreement that provided it with gross proceeds of $9 million through a private placement of preferred stock with M.A.G. Capital, LLC (formerly Mercator Advisory Group, LLC) through its designated funds; Monarch Pointe Fund, Ltd; Mercator Momentum Fund, III, LP; and Mercator Momentum Fund, LP; and with Pentagon Special Purpose Fund, Ltd. (the “Investors”). The agreement provided for a private placement of 90,000 shares of Rentech’s Series A Preferred Stock at $100 per share. The preferred stock is convertible into shares of Rentech’s common stock at 80 percent of the volume weighted average price per share for the five trading days preceding any conversion, but not at more than $1.3852 or less than $0.80 per share. After registering the shares of common stock that could be acquired through conversion of the preferred shares, Rentech may, at its option, require the holders to convert all their preferred stock into common shares if the market price for the common stock for the preceding 20 trading days has been $2.70 or more per share. Such a conversion by Rentech is not allowed if it would make the stock held by the Investors through this transaction and the conversion exceed 9.99% of the common stock outstanding. The Investors also acquired warrants for the purchase of 5,921,910 shares of common stock. The warrants may be exercised at a price of $1.61 per share for a term of three years, ending April 8, 2008. Under the terms of a Registration Rights Agreement with the Investors, Rentech is to file a registration statement with the Securities and Exchange Commission by May 23, 2005 for the shares of common stock underlying the preferred stock and the warrants.

Item 2.03 Creation of a Direct Financial Obligation Or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

By the placement of the preferred stock described in Item 1.01, Rentech became obligated to pay a dividend monthly on the outstanding shares of preferred stock. The dividend rate is the prime rate as reported by the Wall Street Journal on the first day of the month, plus two percent, times $100 per share. The dividend is payable in cash, or at Rentech’s option, in registered shares of common stock at the market price at the time of payment.

An event of default occurs if Rentech fails to timely pay the dividend, fails to timely file a registration statement for the shares of common stock underlying the preferred shares and the warrants, or has not obtained effectiveness of the registration statement by August 6, 2005, among other specified occurrences. Upon an event of default, the price at which the preferred stock may be converted into common stock is reduced from 80 percent to 70 percent of the then current volume weighted average market price per share, but not more than $1.3852 or less than $0.80 per share. In addition, the holders of the preferred stock have the right to be paid first from the assets of Rentech upon any dissolution or liquidation of the company. If the registration statement is not timely filed or declared effective by the Securities and Exchange Commission, Rentech is to pay the Investors $6,000 in cash for each day of delay.

Item 3.02 Unregistered Sales of Equity Securities

On April 8, 2005, Rentech sold the preferred stock and warrants described in Item 1.01 of this report. The sale of the preferred stock and warrants resulted in gross proceeds to Rentech of $9 million. The warrants may be exercised for the purchase of shares of common stock at an exercise price of $1.61 per share. The warrants may be exercised for three years ending on April 8, 2008. These securities were offered and sold to the Investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933. The Investors are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933. Rentech intends to apply the funds for working capital, repayment of financing and other liabilities, construction of a plant to produce Fischer-Tropsch products for marketing development, and advancing the engineering work necessary to convert the Royster-Clark Nitrogen, Inc. plant in East Dubuque, Illinois to use coal rather than natural gas as feedstock, as previously announced by Rentech.

9.01 Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Description of Exhibit
10.1	Subscription Agreement

10.2	Stock Purchase Warrant with M.A.G. Capital, LLC

10.3	Stock Purchase Warrant with Monarch Pointe Fund, Ltd.

10.4	Stock Purchase Warrant with Pentagon Special Purpose Fund, Ltd.

10.5	Stock Purchase Warrant with Mercator Momentum Fund III

10.6	Stock Purchase Warrant with Mercator Momentum Fund, LP

10.7	Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: April 13, 2005	By:	/s/ Ronald C. Butz
Ronald C. Butz
Vice President and Chief Operating Officer